Exhibit 99.4

Employee Frequently Asked Questions

•	What is happening?

•	We are transitioning from a publicly traded company to a privately held company.

•	Who will be the new owners?

•	Unic Capital Management Co., Ltd., an affiliate of Sino IC Capital, is a capital and asset management firm founded in 2016 that makes long-term investments in semiconductor and other advanced technology industries. Unic Capital is dedicated to enhancing the value and performance of its investments by strengthening their financial status and operations.

•	Sino IC Capital focuses on investments in integrated circuits and related industries. Sino IC Capital was established in August 2014, and has RMB 138.7 billion (equivalent to approximately US$20.9 billion) under management. Sino IC Capital is the fund manager and a shareholder of China IC Fund.

•	China IC Fund is a market-oriented fund focused on investment in semiconductor and related industries. China IC Fund has issued an equity commitment letter to Unic Capital pursuant to which, subject to the terms and conditions contained in the equity commitment letter, China IC Fund has committed to provide certain equity funding to Unic Capital to fund Unic Capital’s payment obligations under the merger agreement and related costs and expenses.

•	Does that mean we will be considered a Chinese company?

•	Xcerra will continue to be a Massachusetts corporation, but Xcerra will be a wholly owned subsidiary of a Chinese company. We do not expect the Company’s change in ownership to affect the day-to-day operations of the Company.

•	Xcerra will continue to be headquartered in Norwood, Massachusetts.

•	What if I own shares or have stock grants that haven’t vested?

•	Sino IC Capital is paying $10.25 per share for all of the Company’s stock

•	If you have unvested RSUs as of the closing of the transaction, they will continue to vest in accordance with their existing vesting schedules and will be paid out (less tax withholding) at the $10.25 price per share on the applicable vesting date.

•	How long will it take for the transaction to close?

•	The transaction is subject to customary closing conditions, including receipt of regulatory approvals and shareholder approval. Pending the satisfaction or waiver of all closing conditions, we expect the transaction to close in the fourth quarter of the calendar year.

•	Will any operations be shifted to China?

•	We do not expect U.S. operations to be moved to China or the shifting or elimination of any groups due to this transaction.

•	As previously announced, we expect to continue the build out of the XDC in Shanghai.

•	We also expect to create an XDC in Taiwan.

•	As previously announced, we expect to continue the process of building out a direct sales and support presence for both mainland China and Taiwan.

•	Will there be changes to the management team?

•	We do not expect any changes to the Company’s management team.

•	As an employee what changes should I expect?

•	We do not expect there to be any changes in the day-to-day operations of the Company. Following the closing you should see no change.

•	Over time we expect accelerated growth in the Company, which we expect will result in more opportunities for employee career development in the Americas, Europe and Asia.

•	Are my benefits affected by this change?

•	We do not expect compensation programs to be negatively affected by the transaction. We expect that all benefit plans will remain in place except for those related to Xcerra’s stock, such as the U.S. based Employee Stock Purchase Plan.

•	What does the acquisition mean for Xcerra employees’ job security?

•	We do not expect there to be any changes to the Company’s management team or operations and do not expect the transaction to negatively affect employee job security.

•	Will Sino IC transfer any Xcerra technology (patents, inventions) to China?

•	We do not expect the transfer of any existing Xcerra technology to China as a result of the transaction. We will remain a U.S. headquartered company.

•	In the future, with Sino IC’s backing we may invest in new market opportunities, including in China.

•	How will employees be informed about financial results in the future?

•	As a private company, Xcerra will not publicly report its financial performance. The Company intends, however, to keep employees informed of the Company’s performance.

•	Will Sino IC management influence or supervise the Xcerra vision and strategy?

•	We expect the Company’s Board of Directors to be reconstituted to include representatives of Sino IC and that Sino IC will participate in the management of the business and affairs of the Company.

Safe Harbor for Forward-Looking Statements

Certain statements contained in this communication may be considered forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, including statements regarding the proposed transaction involving Xcerra Corporation (“Xcerra”) and Unic Capital Management Co., Ltd. (“Parent”) and the ability to consummate the transaction. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” “intend,” and other similar expressions among others. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: the risk that the conditions to the closing of the transaction are not satisfied, including the failure to timely or at all obtain stockholder approval for the transaction or the failure to timely or at all obtain any required regulatory clearances, including under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (HSR) or from the Committee on Foreign Investment in the United States (CFIUS); uncertainties as to the timing of the consummation of the transaction and the ability of each of Xcerra and Parent to consummate the transaction, including as a result of the failure of Parent to obtain or provide on a timely basis or at all the necessary financing; risks that the transaction disrupts the current plans and operations of Xcerra; the ability of Xcerra to retain and hire key personnel; competitive responses to the transaction; unexpected costs, charges or expenses resulting from the transaction; potential adverse reactions or changes to business relationships resulting from the announcement or completion of the transaction; and legislative, regulatory, political and economic developments. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the risk factors included in Xcerra’s most recent Annual Report on Form 10-K, and Xcerra’s more recent Quarterly Report on Form 10-Q and Current Reports on Form 8-K filed with the U.S. Securities and Exchange Commission (the “SEC”). Xcerra can give no assurance that the conditions to the transaction will be satisfied. Except as required by applicable law, Xcerra undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Participants in the Solicitation

Xcerra and its directors and executive officers and certain of its other members of management and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information about Xcerra’s directors and executive officers is included in Xcerra’s Annual Report on Form 10-K for the year ended July 31, 2016, filed with the SEC on September 16, 2016, and the proxy statement for Xcerra’s 2016 annual meeting of stockholders, filed with the SEC on October 28, 2016. Additional information regarding these persons and their interests in the transaction will be included in the proxy statement relating to the transaction when it is filed with the SEC. These documents can be obtained free of charge from the sources indicated below.

Additional Information and Where to Find It

This document is being delivered in respect of the proposed transaction involving Xcerra and Parent. Xcerra intends to file with the SEC a proxy statement in connection with the proposed transaction as well as other documents regarding the proposed transaction. The definitive proxy statement will be sent or given to the stockholders of Xcerra and will contain important information about the proposed transaction and related matters. XCERRA’S SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The proxy statement and other relevant materials (when they become available), and any other documents filed by Xcerra with the SEC, may be obtained free of charge at the SEC’s website, at www.sec.gov. In addition, security holders of Xcerra will be able to obtain free copies of the proxy statement from Xcerra by contacting Investor Relations by mail at Attn: Investor Relations, 825 University Avenue, Norwood, Massachusetts 02062.